Exhibit 99.1

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

Contact	Matt Schuler	Date	May 16, 2019
Email	matt.schuler@lasalle.com	Telephone	+1 312 897 4192

JLL Income Property Trust
Announces Q1 2019 Earnings Call

Chicago (May 16, 2019) - JLL Income Property Trust, an institutionally managed, daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX), will hold a public earnings call on Thursday, May 23, 2019 at 10:00 AM CDT to review first quarter 2019 operating and financial results. Allan Swaringen, President and CEO of JLL Income Property Trust, and Gregg Falk, Chief Financial Officer will present an overview of recent economic events that directly influence the business of the Company and commercial real estate markets, along with a detailed review of the financial performance and more noteworthy accomplishments of the quarter and year.

Date: Thursday, May 23, 2019
Time: 10:00 AM CDT

Dial-in Number (Toll Free): 1-877-407-9205
Dial-in Number (International): 1-201-689-8054

Replay Number (Toll Free): 1-877-481-4010
Replay ID: 41735

The teleconference replay will be available until May 29, 2019 at 11:59 PM CDT. The audio replay will be posted to the Investor Relations section of the JLL Income Property Trust website at www.jllipt.com within 24 hours of the call.

JLL Income Property Trust is an institutionally managed, daily NAV REIT that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
Jones Lang LaSalle Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing apartment, industrial, office and retail properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management, Inc., a member of the JLL group and advisor to JLL Income Property Trust, is one of the world’s leading real estate investment managers with approximately US$65 billion of private and public equity and private debt investments under management (as of Q4 2018). LaSalle’s diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles including separate accounts, open and closed-end funds, public securities and entity-level investments. LaSalle is a wholly-owned, operationally independent subsidiary of Jones Lang LaSalle Inc. (NYSE: JLL), one of the world’s largest real estate companies. For more information please visit www.lasalle.com.

Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.